Exhibit 10.36

2005 INCENTIVE AWARD AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of the 20th day of May, 2005, by and between The Commerce Group, Inc., a Massachusetts corporation with its principal place of business in Webster, Massachusetts (the "Company"), and __________ (the "Officer" or "Director").

Witnesseth:

      WHEREAS, the Board of Directors of the Company has adopted and the stockholders of the Company have approved the Amended and Restated Incentive Compensation Plan on May 17, 2002 (as amended and/or restated, the "Plan"), which authorizes the Compensation Committee of the Board of Directors (the "Committee") to grant various Awards to officers or Directors of the Company and its subsidiaries;

WHEREAS, the Committee has approved the grant of this Award (the "Incentive Award") to the Officer or Director, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1. Certain Definitions.

1.1 Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Plan.

1.2 "Award Payment" means a cash payment under an Incentive Award pursuant to Section 2.3, Section 3.2, or Section 5 hereof.

1.3 "Award Table" means the table set forth in Section 2.3 hereof to calculate the value of an Incentive Unit.

             1.4    "Earnings Value" or "EV" as used herein shall be the cumulative net earnings per share of Common Stock (calculated on a "basic" rather than "fully diluted" basis) for the period (the "EV Measurement Period") beginning January 1, 2005 and ending on December 31, 2007 or the earlier date referred to in Sections 3.2 or 5 hereof (the "EV Measurement Date").

1.5 "Incentive Units" or "IUs" mean the number of Stock Units specified in Section 2.1 hereof upon which the amount of the Award Payment, if any, shall be determined.

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2. Cash-Only Incentive Awards.

             2.1    Grants. The Company hereby grants to the Officer or Director ________ Incentive Units (the " Incentive Units" or "IUs"), which represent a fixed number of Stock Units for which the Officer or Director shall be entitled to receive only a cash Award Payment upon the Settlement Date, subject to the terms and conditions set forth in this Agreement.

             2.2    Settlement Date. Except as expressly provided in Sections 3.2 and 5.1 hereof, any Award Payment to which the Officer or Director may be entitled hereunder with respect to the Officer's or Director's Incentive Units shall be paid on the first business day in March, 2008 (the "Settlement Date"). No Award Payment under this Section 2 or Sections 3.2 or 5.1 hereof shall be made earlier than the applicable Settlement Date, except to the extent permitted by Section 409A of the Code, and any regulation or other formal guidance issued thereunder, including, without limitation guidance relating to Section 409A(a)(2)(A)(iv) of the Code.

             2.3    Calculation of Award Payment. Provided that the Officer or Director has satisfied the conditions set forth in Section 3.1 hereof, as applicable, no later than the Settlement Date the Company shall pay to the Officer or Director, in cash, an amount per Incentive Unit, if any, as calculated in accordance with the following payment table, rounded on a per Incentive Unit basis to the nearest cent:

		The Award Payment

If the EV	But is	The Payment		Of the Amount
Exceeds	Not More Than	Per IU Is	Plus	In Excess Of

$ 6.40	$ 7.54	$ .00	60%	$ 6.40
$ 7.54	$ 8.70	$ 0.68	70%	$ 7.54
$ 8.70	$ 9.88	$ 1.50	80%	$ 8.70
$ 9.88	$11.09	$ 2.44	90%	$ 9.88
$11.09	$12.32	$ 3.53	100%	$11.09
$12.32	$13.57	$ 4.75	110%	$12.32
$13.57	$14.84	$ 6.13	120%	$13.57
$14.84	$16.13	$ 7.65	130%	$14.84
$16.13	$17.45	$ 9.34	140%	$16.13
$17.45	$18.79	$11.18	150%	$17.45
$18.79	$20.15	$13.19	160%	$18.79
$20.15	$21.54	$15.37	170%	$20.15
$21.54	$22.95	$17.73	180%	$21.54
$22.95	$24.39	$20.27	190%	$22.95
$24.39	--------	$23.00	200%	$24.39

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3. Condition to Cash Settlement.

             3.1    Continuous Employment Requirement. Except as provided in Sections 3.2 and 5.1, it shall be a condition to any payment to be made hereunder that throughout the period beginning on the date hereof and ending on the Settlement Date the Officer or Director shall have been in the continuous employ of the Company or any of its subsidiaries as an officer or Director, except as provided in Section 5.1. The Officer or Director shall be deemed to have been in the continuous employ of the Company or any of its subsidiaries as an officer or Director through the Settlement Date in the event of (a) death prior to the Settlement Date while employed by the Company, (b) retirement from the Company prior to the Settlement Date at age 65 or older, or (c) in the event that the Officer or Director is, as of the Settlement Date, on an approved leave of absence for sickness and/or disability or for any other purpose approved by the Committee.

             3.2    Early Retirement. Notwithstanding Section 3.1, if the Officer or Director separates from service with the Company as a result of retirement at or between age 55 and age 64, after completing at least ten years of service with the Company, then the "EV Measurement Date" for such Officer or Director shall be the end of the most recent fiscal quarter preceding the effective date of such retirement from the Company, and the Company shall pay to the retiring Officer or Director the amount due, if any, as calculated in accordance with Section 2 hereof, as adjusted in accordance with this Section 3.2, with such payment to be made to the retiring Officer or Director within sixty (60) days of the Officer's or Director's retirement effective date (the "Settlement Date" for purposes of this Section 3.2) (or such shorter period as may be necessary to satisfy the requirements of Section 409A of the Code); provided, however, that with respect to an officer or Director who is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, such Award Payment shall be made within sixty (60) days after the date that is six (6) months after the Officer's or Director's retirement effective date. In the event of an early retirement, described in the preceding sentence, the Incentive Unit value for purposes of this paragraph shall be calculated by using the Award Table in Section 2.3, and using as the Earnings Value an amount, rounded to the nearest cent, equal to (a) the the cumulative basic net earnings per share of Common Stock during the EV Measurement Period (using the EV Measurement Date specified in this Section 3.2), plus (b) an amount equal to (i) $6.40 multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters unelapsed in the EV Measurement Period and the denominator of which is twelve (12).

      4.    Adjustments for Stock Dividends, Stock Splits, Etc. The Committee shall appropriately adjust, in accordance with the Plan, the amounts set forth in this Agreement, including the Award Table to the extent necessary to reflect any change, after the date hereof and and on or before the EV Measurement Date, in the number of shares of Common Stock outstanding by way of any stock dividend, stock split, combination of shares, recapitalization, or the like, as applicable.

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5. Change in Control.

             5.1    Settlement Date. In the event of a "Change in Control" (as defined in the Plan or, to the extent more restrictive, as defined in Section 409A(a)(2)(v) of the Code) of the Company, the Officer or Director shall be entitled to the Award Payment, if and to the extent provided in this Section 5, if the Officer or Director shall have been in the continuous employ of the Company or any of its subsidiaries from the beginning of the Measurement Period through the effective date of the Change in Control. For purposes of this Section 5, the "EV Measurement Date" shall be the end of the most recent fiscal quarter preceding the effective date of the Change in Control. The Settlement Date for purposes of an Award Payment under Section 5 shall be not later than thirty (30) days after the effective date of the Change in Control (or such shorter period as may be necessary to satisfy the requirements of Section 409A of the Code).

             5.2    Calcluation of Award Payment Upon a Change in Control. For purposes of calculating the Award Payment due upon the Settlement Date under Section 5.1, the Incentive Unit value for purposes of this Section 5 shall be calculated by using the Award Table in Section 2.3, and the Earnings Value for such calculation shall be an amount, rounded to the nearest cent, equal to:

(a) the Market Value (as defined below), plus

(b) the cumulative basic net earnings per share of Common Stock during the EV Measurement Period (using the EV Measurement Date specified this Section 5), plus

(c) an amount equal to (i) $6.40 multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters unelapsed in the EV Measurement Period, and the denominator of which is twelve (12), minus

(d) the Book Value (as defined below) as of the EV Measurement Date specified in Section 5.

      For purposes of this Section 5, the term "Market Value" shall mean the average of the daily average of high and low sale prices of the Common Stock for the five trading days including and preceding the effective date of the Change in Control, as reported by the securities exchange or automated quotation system on which the Common Stock is listed on the effective date of the Change in Control. For purposes of this paragraph, the term "Book Value" shall be the book value of a share of the Company's Common Stock as determined in accordance with generally accepted accounting principles consistently applied in the preparation of the Company's published consolidated financial statements.

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6. No Rights of a Stockholder. Nothing herein shall entitle the Officer or Director to any voting, dividend, or other rights of an actual owner of shares of Common Stock.

      7.    No Right to Continued Employment. The Officer or Director shall have no right to continued employment by the Company or any of its subsidiaries by virtue of this Agreement, and nothing contained herein shall be construed to limit the Company's right at any time to terminate the Officer's or Director's employment with or without cause, subject only to those obligations the Company may have for unpaid salary and/or expenses, in accordance with provisions of law.

      8.    Non-Transferability. This Agreement and any right to receive any Award Payment hereunder shall not be transferable; provided, however, that in the event of the Officer's or Director's death, the Officer's or Director's beneficiary shall be entitled to receive any Award Payment due hereunder.

      9.    Dispute Resolution. In the event of any dispute regarding the calculation of any Award Payment due at the Settlement Date under this Agreement, the matter shall be referred to the Company's independent public accountants, whose determination shall be final and binding.

10. Taxes. The Officer or Director shall be responsible for all taxes and related amounts due under federal, state and/or local law relating to the Agreement and any Award Payment made hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

THE COMMERCE GROUP, INC.

CORPORATE
SEAL	By:

Arthur J. Remillard, Jr.
President and Chief Executive Officer

______________________________________
______________, the Officer or Director

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